Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VALERITAS HOLDINGS, INC.

Valeritas Holdings, Inc., a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Company is hereby amended by deleting the first sentence of Article FOURTH thereof in its entirety and inserting the following in lieu thereof:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred Fifty Million (350,000,000), consisting of (a) Three Hundred Million (300,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”), and (b) Fifty Million (50,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * * * * * *

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on this 13th day of March, 2017.

VALERITAS HOLDINGS, INC.

By:	/s/ John Timberlake
Name: John Timberlake
Title: Chief Executive Officer

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